EXHIBIT 21.1

               SUBSIDIARIES OF DEVELOPED TECHNOLOGY RESOURCE, INC.
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FOODMASTER INTERNATIONAL LLC
         Developed Technology Resource, Inc. is a 30% owner in this Delaware joint venture.


SAVORY SNACKS LLC
         Developed Technology Resource, Inc. is a 40% owner in this Wisconsin Corporation as of April 1, 2000.


DTR-MED PHARMA CORP.
         Developed Technology Resource, Inc. owns 100% of the capital stock of this Nevada Corporation.